Exhibit 99.1

FOR IMMEDIATE RELEASE

SCOTTS VALLEY, Calif.—June 27, 2003—Seagate Technology (NYSE: STX) announced in a filing with the Securities and Exchange Commission today that:

•	The Company’s board of directors has agreed to increase its quarterly dividend from $0.03 per share to $0.04 per share (up to $0.16 annually);

•	It plans to expand its media production facility in Singapore, which is expected to result in an increased investment in property and equipment in fiscal year 2004; and

•	It has updated its guidance with respect to its expected results of operations for the quarter ended June 27, 2003.

Seagate’s board has approved an increase of its quarterly distributions from $0.03 per share to $0.04 per share, commencing with the distribution for the quarter ended June 27, 2003, to be made during the fiscal quarter ending October 3, 2003. All distributions are subject to the approval of Seagate’s board of directors and are subject to certain contractual restrictions.

Seagate also disclosed that it anticipates that its investment in property and equipment to increase to approximately $700 million in fiscal year 2004. This increase over the Company’s historic levels of approximately $600 million annually is a result of its planned investment to expand its media production facility in Singapore during that year. Seagate expects its investment in subsequent years to return to budgeted levels of up to approximately $600 million per year. The Company plans to finance these investments from existing cash balances and cash flow from operations.

In updating its financial guidance, Seagate noted that its fourth fiscal quarter historically experiences the highest rate of price erosion in the fiscal year, and the Company expects the pricing environment in the quarter ended June 27, 2003 to be within historical norms. Seagate’s fourth fiscal quarter also historically experiences the largest quarterly decline in unit shipment demand and the lowest level of aggregate units shipped in the fiscal year, particularly with respect to personal storage products. The Company’s experience for the quarter ended June 27, 2003 with respect to unit sales of personal storage products is consistent with this trend, although it has enjoyed higher levels of enterprise unit sales than was anticipated. In light of the Company’s experience to date, it expects revenues for the quarter ended June 27, 2003 of $1.53 billion to $1.56 billion and diluted earnings per share of $0.30 to $0.33.

Safe Harbor

This press release contains forward-looking statements based on information available to Seagate as of the date of this release within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. For more information regarding the risks facing the Company, we refer you to the Company’s filings with the SEC, including its most recent 10-Qs. The Company assumes no obligation to update the forward-looking information contained in this press release.

For further information, contact:

Rod Cooper (831) 439-2371

rod.cooper@seagate.com

Woody Monroy (831) 439-2838

woody.monroy@seagate.com

Seagate Technology